EXHIBIT 99.1

MESABI TRUST PRESS RELEASE

October 13, 2023 @ 04:05 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)

Announcement of Mesabi Trust Distribution

The Trustees of Mesabi Trust (NYSE:MSB) declared a distribution of thirty-five cents ($0.35) per Unit of Beneficial Interest payable on November 20, 2023 to Mesabi Trust Unitholders of record at the close of business on October 30, 2023. This compares to no distribution declared for the same period last year.

The Trustees’ announcement today of a thirty-five cents ($0.35) per Unit distribution, as compared to no distribution announced by the Trust at the same time last year, is primarily attributable to the restart of Northshore operations in April 2023, and to an increase in the total royalties received by the Trust in July 2023, as compared to the total royalties received by the Trust in July 2022. In particular, the Trust’s receipt of total royalty payments of $5,321,510 on July 30, 2023 from Cleveland-Cliffs Inc. (“Cliffs”), the parent company of Northshore Mining Company (“Northshore”), was higher than the total royalty payments of $2,314,994 received by the Trust from Cliffs in July 2022. This increase in the total royalties received by the Trust in July 2023, as compared to the total royalties received in July 2022, was primarily attributable to the restart of Northshore operations.

The distribution announced today also reflects that, until July 30, 2023, the Trust had received no royalties in the Trust’s three previous fiscal quarters, as well as the current continuing uncertainties related to previous announcements by Cliffs about its plans to operate Northshore at less than full capacity for the remainder of this year, and an intention to continue to treat Northshore as a swing operation. Accordingly, the Trustees’ decision announced today also reflects their determination to maintain an appropriate level of reserves in order to make adequate provision to meet current and future expenses and present and future liabilities (whether fixed or contingent) that may arise in the future.

The Trustees have received no specific updates on Cliffs’ plans for the remainder of the current year concerning Northshore iron ore operations. The Trustees’ distribution announcement today also takes into account numerous other factors, including uncertainties resulting from Cliffs’ prior announcements to increase the use of scrap iron in its vertical supply chain planning, the potential volatility in the iron ore and steel industries generally, national and global economic uncertainties, the cost and expense related to the Trust’s pending arbitration against Northshore and Cliffs, further potential disturbances from global unrest and the potential impacts from future outbreaks of the coronavirus (COVID-19) pandemic.

Quarterly royalty payments from Northshore for iron ore production and shipments during the third calendar quarter, which are payable to Mesabi Trust under the royalty agreement, are due October 30, 2023, together with the quarterly royalty report. After receiving the quarterly royalty report, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to Northshore operations in 2023 and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Cliffs’ actual utilization of the Northshore operations could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, recession, potential future impacts of the coronavirus (COVID-19) pandemic and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling of production lines or entire plants, announcements and implementation of trade tariffs, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, and other factors. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2023 and its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2023. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:

Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
904-271-2520